UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 9, 2016 (February 9, 2016)

THE EMPIRE DISTRICT ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

KS	1-3368	44-0236370
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer identification No.)

602 S. Joplin Avenue, Joplin, Missouri, 64801

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (417) 625-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒     Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

As previously announced, on February 9, 2016, The Empire District Electric Company, a Kansas corporation (“Empire”), Liberty Utilities (Central) Co., a Delaware corporation (“Parent”), and Liberty Sub Corp., a Kansas corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The following description of the Merger Agreement is not a complete description thereof and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Upon the terms and subject to the conditions set forth in the Merger Agreement, which has been unanimously approved and adopted by the board of directors of Empire, at the effective time, Merger Sub will merge with and into Empire (the “Merger”) with Empire continuing as the surviving corporation (the “Surviving Corporation”).

Pursuant to the Merger Agreement, upon the closing of the Merger:

•                  each issued and outstanding share of Empire common stock (other than any shares owned by Empire or the Guarantor (as defined below) or any of their respective subsidiaries or any shares for which appraisal rights have been perfected) will be cancelled and converted automatically into the right to receive $34.00 in cash, without interest (the “Merger Consideration”);

•                  each outstanding time-vested restricted stock award will be cancelled and converted into the right to receive a lump-sum cash payment equal to the product of (i)  the Merger Consideration, without interest, multiplied by (ii) the product of (1) the total number of shares of Empire’s common stock underlying such time-vested restricted stock award, multiplied by (2) the ratio equal to (x) the number of months through the closing date of the Merger (rounding a fraction of a month to the next higher number of whole months) in the restricted period under such time-vested restricted stock award, divided by (y) the total number of months in the restricted period under such time-vested restricted stock award;

•                  each outstanding performance based restricted stock award will be cancelled and converted into the right to receive a lump-sum cash payment equal to the product of (i) the Merger Consideration, without interest, multiplied by (ii) the total number of shares of Empire’s common stock that would be earned for performance at target over the performance period under such performance based restricted stock award; and

•                  each outstanding common stock units granted under Empire’s director stock unit plan will be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration, payment of which amount shall be made at the time elected or provided pursuant to the terms and conditions of such director stock unit, together with interest at the “U.S. Prime Rate” as quoted by the Wall Street Journal from the effective time until the date of payment of such amount.

The closing of the Merger is subject to certain conditions, including, among others, (i) approval of Empire shareholders representing a majority of the outstanding shares of Empire common stock, (ii) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (iii) receipt of all required regulatory approvals and consents, including from the Federal Energy Regulatory Commission, the Federal Communications Commission, the Arkansas Public Service Commission, the Kansas Corporation Commission, the Missouri Public Service Commission, the Oklahoma Corporation Commission and the Committee on Foreign Investment in the United States, which approvals and consents shall not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its Subsidiaries (including for such purpose, Empire and its Subsidiaries), taken as a whole (a “Burdensome Effect”), (iv) the absence of any law or judgment that prevents, makes illegal or prohibits the closing of the Merger, (v) the absence of any material adverse effect with respect to Empire and (vi) subject to certain exceptions, the accuracy of the representations and warranties of, and compliance with covenants by, each of the parties to the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants of Empire, Parent and Merger Sub. The Merger Agreement contains covenants by Empire, among others, that (i) Empire will conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the closing of the Merger and (ii) Empire will not engage in certain transactions during such interim period. The Merger Agreement contains covenants by Parent, among others, that Parent will take, all actions, and to do, or cause to be done, all things necessary to consummate the financing of the Merger or to obtain substitute financing sufficient to enable Parent to consummate the Merger.

With respect to regulatory matters, the Merger Agreement contains a covenant by Parent, that Parent will use its reasonable best efforts to take all actions necessary to obtain all governmental and regulatory approvals (including those described above).

In addition, the Merger Agreement requires Parent, (i) to maintain Empire’s headquarters in Joplin, Missouri, (ii) to make Joplin, Missouri the headquarters for all of Parent and its affiliates operations in the surrounding geographic region, (iii) to appoint the current members of the board of directors of Empire to the board of directors of Parent at closing, (iv) to appoint the current chief executive officer of Empire as chief executive officer of Parent, (v) to cause the governance and nominating committees of the board of directors of the Guarantor to consider current members of the board of directors of Empire  for vacancies on Guarantor’s board of directors, (vi) to operate under the “Empire District” brand for a period of at least five years and (vii) to maintain Empire’s historic levels of community involvement and charitable contributions and support in Empire’s existing service territories.

In regards to the employees of Empire, the Merger Agreement requires Parent, among other things:

•                  to provide each continuing non-union employee of Empire, for a period of two years following the closing of the Merger, with a base salary or wage rate no less favorable than, and incentive compensation and employee benefits, respectively, substantially comparable in the aggregate to those, that they received as of immediately prior to the closing;

•                  to treat each continuing employee of Empire, for the three year period following the second anniversary of the closing of the Merger, no less favorably in the aggregate than similarly situated employees of Parent and its affiliates with respect to the payment of base salary or wage rate, incentive compensation opportunities, employee benefits and severance benefits;

•                  to, for the three year period following the closing of the Merger, not, terminate or amend in any manner that is materially adverse to the participants therein, certain benefit plans of Empire existing at closing;

•                  to treat each retiree of Empire, for the three year period following the third anniversary of the closing of the Merger, no less favorably than similarly situated employees of Parent and its affiliates with respect to the provision of post-retirement welfare benefits; and

•                  to, with respect to each employee of Empire who is covered by a union contract, continue to honor such union contracts in accordance with their terms.

Empire is also subject to a “no shop” restriction that limits its ability to solicit alternative acquisition proposals or provide non-public information to, and engage in discussion with, third parties, except under limited circumstances to permit Empire’s board of directors to comply with its fiduciary duties.

The Merger Agreement contains certain termination rights for both Empire and Parent. Either party may terminate the Merger Agreement, subject to certain conditions, if (i) the closing of the Merger has not occurred by February 9, 2017 (subject to a 6-month extension if required to obtain required regulatory approvals or consents) (as may be extended, the “End Date”), (ii) a law or judgment (including a permanent (but not preliminary or temporary) injunction) preventing or prohibiting the closing of the Merger has become final and non-appealable, (iii) Empire’s shareholders do not approve the Merger, (iv) Empire’s board of directors changes its recommendation so that it is no longer in favor of the Merger, (v) the other party breaches any representations or covenants that would cause the applicable condition to not be satisfied and (vi) in the case of Empire only, if Parent fails to consummate the Merger after all closing conditions have been satisfied and a financing failure has occurred. If either party terminates the Merger Agreement because Empire’s board of directors changes its recommendation, or, if within nine months after the termination of the Merger Agreement under certain circumstances, Empire shall have entered into a definitive agreement with respect to, or consummated, an alternative transaction, Empire must pay Parent a termination fee of $53,000,000.  If the Merger Agreement is terminated under certain other circumstances, including the failure to obtain required regulatory approvals, failure to consummate the Merger after all closing conditions have been satisfied and a financing failure has occurred or a breach by Parent of its regulatory cooperation covenants, Parent must pay Empire a termination fee of $65,000,000.

The Merger Agreement and the foregoing description has been included to provide Empire’s shareholders with information regarding its terms and is not intended to provide any other factual information about Empire, Parent or Merger Sub. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which are made solely for the benefit of the other parties to the Merger Agreement. The representations and warranties in the Merger Agreement (i) are not intended to be treated as categorical statements of fact but rather as a way of allocating risk to one of the parties if any such representation or warranty proves to be inaccurate, (ii) are in certain cases qualified by reference to the schedules to the Merger Agreement and/or reports filed by Empire with the SEC, (iii) may be subject to standards of materiality applicable to the parties to the Merger Agreement that differ from what might be viewed as material to shareholders of such party and (iv) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement. Empire’s shareholders should not rely on the representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of Empire, Parent or Merger Sub.

Simultaneously with the execution of the Merger Agreement, Parent has delivered to Empire a guarantee agreement (the “Guarantee Agreement”) executed by Algonquin Power & Utilities Corp. (the “Guarantor”), the parent of Parent.  The Guarantee Agreement provides for an unconditional and irrevocable guarantee by the Guarantor of the full and prompt payment and performance, when due, of all obligations of Parent and Merger Sub under the Merger Agreement. The foregoing description of the Guarantee Agreement is not a complete description thereof and is qualified in its entirety by reference to the full text of the Guarantee Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 9, 2016, the Empire board of directors adopted a resolution to amend and restate Empire’s By-Laws (the “Amended and Restated By-Laws”), effective as of February 9, 2016.  The Amended and Restated By-Laws amend and restate the Company’s by-laws to designate the state court located in Shawnee County, Kansas (or, if such state court does not have jurisdiction, the United States District Court for the District of Kansas located in Shawnee County) as the designated forum for (a) any derivative action or proceeding brought on behalf of Empire, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of Empire to Empire or Empire’s shareholders, (c) any action asserting a claim pursuant to any provision of the Kansas General Corporation Code or Empire’s certificate of incorporation or by-laws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine.

The foregoing description is qualified in its entirety by the Amended and Restated By-Laws, a copy of which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 9, 2016, by and among The Empire District Electric Company, Liberty Utilities (Central) Co. and Liberty Sub Corp.*

3.1	Amended and Restated By-Laws of The Empire District Electric Company, effective February 9, 2016.

10.1	Guarantee Agreement, dated as of February 9, 2016, made by Algonquin Power and Utilities Corp. in favor of The Empire District Electric Company.

*       Schedules attached to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Empire will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.

Information Concerning Forward-Looking Statements

Certain matters discussed in this current report are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about beliefs, expectations, estimates, projections, goals, forecasts, assumptions, risks and uncertainties, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans,” “anticipates,” “pro forma,” “predicts,” “seeks,” “could,” “would,” “will,” “can,” “continue” or “potential” and the negative of these terms or other comparable or similar terminology or expressions. The forward-looking statements in this current report include, without limitation, statements relating to Parent’s proposed acquisition of Empire, shareholder and regulatory approvals, and the completion of the proposed transaction. These statements reflect Empire’s management’s current beliefs and are based on information currently available to Empire management. Forward-looking statements involve significant risk, uncertainties and assumptions. Certain factors or assumptions have been applied in drawing the conclusions contained in the forward-looking statements (some of which may prove to be incorrect). Empire cautions readers that a number of factors could cause actual results, performance or achievement to differ materially from the results discussed or implied in the forward-looking statements. Important factors that could cause actual results, performance and results to differ materially from those indicated by any such forward-looking statements include risks and uncertainties relating to the following: (i) the risk that Empire may be unable to obtain shareholder approval for the proposed transaction or that Parent or Empire may be unable to obtain governmental and regulatory approvals required for the proposed transaction, or required governmental and regulatory approvals may delay the proposed transaction; (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; or could otherwise cause the failure of the merger to close; (iii) the risk that a condition to the closing of the proposed transaction may not be satisfied; (iv) the failure to obtain any financing necessary to complete the merger; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Empire and others relating to the merger agreement; (vi) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Empire that could interfere with the proposed merger; (vii) the timing to consummate the proposed transaction; (viii) disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees, regulators or suppliers; (ix) the diversion of management time and attention on the transaction; (x) general worldwide economic conditions and related uncertainties; (xi) the effect and timing of changes in laws or in governmental regulations (including environmental laws and regulations); (xii) the timing and extent of changes in interest rates, commodity prices and demand and market prices for gas and electricity; and (xiii) other factors discussed or referred to in the “Risk Factors” or “Forward Looking Statements” sections of Empire’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and in subsequently filed Forms 10-Q and 8-K.

Additional risks and uncertainties will be discussed in the proxy statement and other materials that Empire will file with the SEC in connection with the proposed transaction. There can be no assurance that the proposed transaction will be completed, or if it is completed, that it will close within the anticipated time period. These factors should be considered carefully and undue reliance should not be placed on the forward-looking statements. Each forward-looking statement in this current report speaks only as of the date of the particular statement. For additional information with respect to certain of the risks or factors, reference should be made to Empire’s filings with the SEC. Except as required by law, Empire disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

The proposed Merger will be submitted to shareholders of Empire for their consideration.  In connection with the Merger, Empire will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This material is not a substitute for the proxy statement or any other document that Empire may send to its shareholders in connection with the proposed Merger.  EMPIRE SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED MERGER WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EMPIRE AND THE MERGER.  All such documents, when filed, are available free of charge at the SEC’s website at www.sec.gov, at Empire’s website at www.empiredistrict.com or by sending a written request to Corporate Secretary, The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri 64801.

Participants in the Solicitation

Empire and its directors and executive officers are deemed to be participants in any solicitation of Empire’s shareholders in connection with the proposed Merger. Information about Empire’s directors and executive officers is available in Empire’s definitive proxy statement, dated March 18, 2015, in connection with its 2015 annual meeting of shareholders, and in Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EMPIRE DISTRICT ELECTRIC COMPANY

Dated: February 9, 2016

	By:	/s/ Laurie A. Delano
	Name:	Laurie A. Delano
	Title:	Vice President-Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 9, 2016, by and among The Empire District Electric Company, Liberty Utilities (Central) Co. and Liberty Sub Corp.*

3.1	Amended and Restated By-Laws of The Empire District Electric Company, effective February 9, 2016.

10.1	Guarantee Agreement, dated as of February 9, 2016, made by Algonquin Power and Utilities Corp. in favor of The Empire District Electric Company.

*       Schedules attached to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Empire will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.